Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES 1st QUARTER 2015 EARNINGS

OAKLAND, MARYLAND—May 12, 2015: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income available to common shareholders of $.7 million for the first three months of 2015, compared to $.9 million for the same period of 2014. Basic and diluted net income per common share for the first three months of 2015 were $.11, compared to basic and diluted net income per common share of $.15 for the same period of 2014. The decrease in earnings was due primarily to a $.3 million decrease in the provision for loan losses offset by a $.3 million increase in other operating expenses as well as a $.2 million increase in dividends paid on the outstanding shares of First United Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The net interest margin for the first three months of 2015, the year ended December 31, 2014 and the first three months of 2014, on a fully tax equivalent (“FTE”) basis, was 3.07%, 3.0% and 3.07%, respectively. The increase in the net interest margin for the first quarter of 2015 when compared to the rate recorded for the year ended December 31, 2014 was due primarily to the Bank’s receipt of $.2 million of deferred interest on one bond in the collateralized debt obligation (“CDO”) portfolio during the first quarter of 2015.

According to William B. Grant, Chairman and Chief Executive Officer, “During the first quarter of 2015, we continued to see improvement in asset quality, non-interest income and a slight improvement to our net interest margin. Loan growth was slower than we hoped, affecting core earnings. However, our commercial and mortgage pipelines are strong and should contribute to earnings improvement going forward. Capital ratios remain strong even as we implemented BASEL III this quarter. Strong capital positions the Bank well for future growth and expansion.”

Financial Highlights Comparing the First Quarters of 2015 and 2014:

•	$.3 million decrease in the provision for loan loss expense for first three months of 2015 when compared to same period of 2014. The decrease was driven by a decline in loan balances and charge-offs of specific allocations of impaired loans.

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.40% as of March 31, 2015 compared to 1.44% as of December 31, 2014 and 1.54% as of March 31, 2014. This reduction was due primarily to the lower historical charge-off rate for the 2015 period.

•	Other operating income, exclusive of gains, increased $.1 million during the first three months of 2015 when compared to the same period of 2014 primarily due to a $.2 million increase in trust and brokerage income offset by declines in service charge income, primarily NSF income, and other income such as miscellaneous income and other real estate owned (“OREO”) rental income.

•	Operating expenses increased $.3 million in the first three months of 2015 when compared to the same period of 2014 due to a $.3 million increase in salaries and employee benefits, which resulted from increased costs related to the administration of the pension plan and personnel costs, increases in FDIC premiums, OREO expenses and data processing.

Balance Sheet Overview

Total assets were $1.3 billion at March 31, 2015 and December 31, 2014. During the first three months of 2015, cash and interest-bearing deposits in other banks increased $9.8 million, the investment portfolio increased $6.3 million, and gross loans decreased $3.5 million. Total liabilities increased by $6.2 million during the first three months of 2015 due primarily to an increase of $17.8 million in total deposits offset primarily by reductions of $5.2 million in short-term borrowings and $5.0 million in long-term borrowings due to the repayment of First United Corporation’s junior subordinated debentures that matured in March 2015.

Comparing March 31, 2015 to December 31, 2014, outstanding loans decreased by $3.5 million (.42%). Commercial Real Estate (“CRE”) loans decreased $3.8 million as a result of a payoff of one participation loan. Acquisition and development (“A&D”) loans increased $.1 million. Commercial and industrial (“C&I”) loans increased $1.0 million. Residential mortgages decreased by $.9 million due to regularly scheduled payments. The consumer portfolio increased slightly by $.1 million. Approximately 44% of the commercial loan portfolio was collateralized by real estate at March 31, 2015 and December 31, 2014.

Total deposits increased $17.8 million during the first three months of 2015 when compared to deposits at December 31, 2014. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $4.6 million. Traditional savings accounts increased $5.0 million due to continued growth in our Prime Saver product. Total demand deposits increased $18.0 million and total money market accounts decreased $.6 million. Time deposits less than $100,000 declined $4.8 million and time deposits greater than $100,000 decreased $4.3 million.

Comparing March 31, 2015 to December 31, 2014, shareholders’ equity increased $3.0 million as a result of a $2.3 million decrease in accumulated other comprehensive loss and a $.7 million decrease in earnings during the first three months of 2015. The book value of the Corporation’s common stock was $13.16 per share at March 31, 2015, compared to $12.68 per share at December 31, 2014.

At March 31, 2015, there were 6,236,802 outstanding shares of the Corporation’s common stock, an outstanding immediately exercisable warrant to purchase 326,323 shares of the Corporation’s common stock, and 30,000 outstanding shares of the Series A Preferred Stock.

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, decreased $65,000 (0.7%) during the first three months of 2015 over the same period in 2014 due to a $.4 million (3.1%) decrease in interest income, which was partially offset by a $.3 million (10.8%) decrease in interest expense. The net interest margin in the first three months of 2015 and 2014 was 3.07%.

The overall decrease in interest income was due to a slight decrease in average earning asset balances; however, the 10 basis point reduction in the rates earned was the largest contributor when comparing the first three months of 2015 to the same period of 2014. The rate decrease resulted from loans repricing at lower rates and the origination of new loans at lower rates and was offset by an increase in the rate earned on the investment portfolio due primarily to the Bank’s receipt of $.2 million of deferred interest on one bond in the CDO portfolio. There was a $7.3 million decrease in average earning assets due to a $23.1 million reduction in investment securities and a $10.9 million decrease in federal funds sold, which was partially offset by an increase in loans of $28.2 million.

Interest expense decreased during the first three months of 2015 when compared to the same period of 2014 due primarily to an overall reduction in the average rate paid on interest-bearing liabilities. The overall effect was an 11 basis point decrease in the average rate paid and a decrease of $16.6 million on our average interest-bearing liabilities, from 1.13% for the three months ended March 31, 2014 to 1.02% for the same period of 2015.

Asset Quality

The ALL decreased to $11.8 million at March 31, 2015, from $12.1 million at December 31, 2014 and $12.6 million at March 31, 2014. The provision for loan losses decreased to $74,000 for the first three months of 2015 compared to $.4 million for the same period of 2014. Net charge-offs decreased to $.4 million for the three months ended March 31, 2015, compared to $1.4 million for the three months ended March 31, 2014. The ratio of the ALL to loans outstanding as of March 31, 2015 was 1.40%, which was less than the 1.54% for the same period last year, due primarily to declines in specific allocations of impaired loans.

The ratio of net charge-offs to average loans for the three months ended March 31, 2015 was an annualized .19%, compared to an annualized .69% for the same period in 2014 and .49% for the year ended December 31, 2014. The CRE portfolio had an annualized net charge-off rate of .45% as of March 31, 2015 compared to an annualized net charge-off rate of .18% as of December 31, 2014. The annualized net charge-off rate for A&D loans as of March 31, 2015 was .87% compared to an annualized net charge-off rate of 2.46% as of December 31, 2014. The ratio for C&I loans improved to a net recovery rate of .03% as of March 31, 2015 compared to a net charge-off rate of .31% as of December 31, 2014. The residential mortgage ratios were a net recovery rate of .15% as of March 31, 2015 and a net charge-off rate of .17% as of December 31, 2014, and the consumer loan ratios were net charge-off rates of .62% and .71% as of March 31, 2015 and December 31, 2014, respectively.

Accruing loans past due 30 days or more increased to 1.90% of the loan portfolio at March 31, 2015, compared to 1.62% at December 31, 2014. The increase for the first three months of 2015 was primarily due to an increase of $5.0 million in past-due accruing CRE loans primarily due to one large owner occupied loan that was 30 days past due at March 31, 2015. This increase was offset by other improvements in the levels of past-due loans due to the combination of a slowly improving economy and vigorous collection efforts by the Bank.

Comparing the three-month periods ended March 31, 2015 and March 31, 2014, total non-accrual loan balances have declined. Non-accrual loans totaled $10.0 million at March 31, 2015, compared to $11.6 million at December 31, 2014 and $17.1 million at March 31, 2014. Non-accrual loans which have been subject to a partial charge-off totaled $5.4 million at March 31, 2015, compared to $4.6 million at December 31, 2014.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.1 million during the first three months of 2015 when compared to the same period of 2014. This increase was primarily attributable to a $.2 million increase in trust and brokerage income offset by declines in service charge income, primarily NSF income, and other income such as miscellaneous income and OREO rental income.

Net losses of $97,000 were reported in other income in the first three months of 2015, compared to net losses of $63,000 during the same period of 2014. The increase in net losses during the first quarter of 2015 when compared to the same period of 2014 was due to losses on sales and calls of investment securities.

Operating expenses increased $.3 million in the first three months of 2015 when compared to the same period of 2014. This increase was due to a $.3 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan as well as increased personnel costs. Increases in FDIC premiums, OREO expenses and data processing also contributed to the increase and were offset by declines in miscellaneous expenses such as contract labor, legal and professional, investor relations and travel and lodging.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. Until March 27, 2013 when the entity was dissolved, the Bank owned a majority interest in Cumberland Liquidation Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of real estate that secured a loan made by another bank and in which the Bank held a participation interest. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2015	2014
EARNINGS SUMMARY
Interest income	$11,423	$11,754
Interest expense	$2,529	$2,835
Net interest income	$8,894	$8,919
Provision for loan losses	$74	$364
Other Operating Income	$3,140	$3,040
Net Securities Impairment Losses	$-	$-
Net Losses- other	$(97)	$(63)
Other Operating Expense	$10,036	$9,760
Income before taxes	$1,827	$1,772
Income tax expense	$459	$414
Net income	$1,368	$1,358
Accumulated preferred stock dividends and
discount accretion	$675	$447
Net income available
to common shareholders	$693	$911

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2015	2014
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.11	$0.15

Book value	$13.16	$12.54
Closing market value	$9.14	$7.60
Market Range:
High	$9.50	$9.11
Low	$8.21	$7.30

Common shares outstanding at period end	6,236,802	6,210,587

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.41%	0.41%
Return on average shareholders' equity	5.01%	5.18%
Net interest margin	3.07%	3.07%
Efficiency ratio	81.90%	79.90%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2015	2014	2014

Assets	$1,341,485	$1,332,296	$1,355,484
Earning assets	$1,176,621	$1,173,913	$1,182,606
Gross loans	$836,450	$839,991	$814,037
Commercial Real Estate	$252,272	$256,064	$259,837
Acquisition and Development	$99,413	$99,301	$101,985
Commercial and Industrial	$94,216	$93,255	$78,724
Residential Mortgage	$366,737	$367,641	$349,698
Consumer	$23,812	$23,730	$23,793
Investment securities	$336,835	$330,566	$364,325
Total deposits	$999,146	$981,323	$1,001,029
Noninterest bearing	$205,739	$201,188	$212,187
Interest bearing	$793,407	$780,135	$788,842
Shareholders' equity	$112,001	$108,999	$107,879

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2015	2014	2014
Period end capital
Tier 1 to risk weighted assets	13.15%	14.23%	14.16%
Common Equity Tier 1 to risk weighted assets	8.69%	N/A	N/A
Tier 1 Leverage	10.35%	11.29%	11.25%
Total risk based capital	15.30%	15.40%	15.70%

ASSET QUALITY
Net charge-offs for the quarter	$388	$887	$1,386
Nonperforming assets: (Period End)

Nonaccrual loans	$10,031	$11,551	$17,143
Loans 90 days past due
and accruing	$189	$529	$375
Total nonperforming loans
and 90 days past due loans	$10,220	$12,080	$17,518

Restructured loans	$18,103	$13,684	$17,301
Other real estate owned	$12,481	$12,932	$15,613

Allowance for loan losses
to gross loans, at period end	1.40%	1.44%	1.54%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.22%	1.85%	2.15%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	0.76%	0.91%	1.29%